Exhibit 99.1

TON Strategy Company Announces Initial Share Repurchases Under $250 Million Program, Buying Below Treasury Asset Value Per Share, and Start of Staking

●	Repurchased over 250,000 shares of common stock under previously announced share repurchase program, at prices below Treasury Asset Value (TAV) per share, which stood at $12.18 as of September 11, 2025
●	Has begun staking of $TON holdings, as planned, creating a recurring source of on-chain revenues in addition to long-term treasury appreciation

LAS VEGAS – September 12, 2025 – TON Strategy Company (Nasdaq: TONX) (the “Company”), a digital asset treasury company committed to holding Toncoin ($TON), today announced that it has repurchased over 250,000 shares of its common stock under its previously announced $250 million share repurchase program. Further, the Company has started staking operations, as planned, to generate on-chain income by utilizing its treasury holdings.

The Company repurchased shares at an average of $8.32 per share; by comparison, the Company’s TAV per share was $12.181 as of September 11, 2025.

This week’s share repurchases and the start of staking underscore TON Strategy Company’s financial strength, commitment to shareholder value, and long-term confidence in The Open Network (TON) ecosystem. They coincide with recent milestones in the broader TON network – including the availability of $TON on Gemini, Robinhood, and Zengo – which the Company believes represent steps toward broader market access for the token as the native asset of TON, the blockchain powering Telegram’s payments, apps, and digital economy.

Staking marks a new phase in the Company’s capital allocation strategy. By contributing its $TON holdings to network security, TON Strategy Company earns yield in the form of additional $TON, providing recurring on-chain revenues to complement treasury appreciation. Management believes this flywheel – combining accumulation, buybacks, and staking income – positions the Company to steadily grow value per share over time.

“These buybacks and staking milestones demonstrate our conviction in both the durability of the Company’s balance sheet and the long-term opportunity we see ahead,” said Manuel Stotz, Executive Chairman of TON Strategy Company. “Staking allows us to turn our role as a long-term holder of $TON into an active contributor to the network’s security, while generating yield that compounds alongside our treasury. Together with buybacks below TAV per share, these steps reinforce our strategy of steadily compounding value per share.”

Under the share repurchase program, launched on September 8, 2025, the Company can buy back up to $250 million of its common stock. TON Strategy Company appointed Cantor Fitzgerald & Co. as its non-exclusive agent to repurchase the Company’s stock, and the repurchase program more generally provides flexibility around the timing and method of future repurchases, which may be made in the open market or through other means in accordance with applicable securities laws.

“We are executing on a strategic, disciplined capital allocation playbook,” said Veronika Kapustina, Chief Executive Officer of TON Strategy Company. “Staking introduces a recurring revenue stream into our model, while buybacks allow us to enhance shareholder returns. At the same time, we are maintaining resources to continue expanding our $TON treasury.”

Formerly Verb Technology Company, TON Strategy Company began trading as TONX on the Nasdaq Capital Market on September 2, 2025, following its renaming. Following the completion of a $558 million private placement and adoption of a TON treasury strategy, the Company became the first Nasdaq-listed entity to establish $TON as its primary treasury reserve asset. As an independent treasury company, TON Strategy Company’s mission is to support the growth and security of tokenized networks by serving as a long-term holder of $TON.

About TON Strategy Company

TON Strategy Company (Nasdaq: TONX) is focused on the accumulation of Toncoin ($TON) for long-term investment, whether acquired through deployment of proceeds from capital raising transactions, staking rewards or via open market purchases. The Company aims to steadily expand its $TON treasury, stake $TON, and to support the development of a tokenized economy inside Telegram’s billion-user platform.

In addition, the Company continues to operate legacy business units, including MARKET.live, a multi-vendor livestream shopping platform, and LyveCom, an AI-powered social commerce innovator that enables brands and merchants to deliver omnichannel livestream shopping experiences across websites, apps, and social platforms.

Treasury Asset Value Per Share

Management believes that TAV per share provides management and investors useful information and insight into the operating performance of the business. The presentation of this measure should be considered in addition to the Company’s financial results and is not intended to be a substitute for the financial information contained in the Company’s SEC filings. TAV per share should be used only by sophisticated investors who understand its limited purpose and limitations.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating the Company’s mission, strategy, and goals, including the accumulation and use of $TON. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially, and reported results should not be considered as an indication of future performance. Important factors that may affect actual results or outcomes include, but are not limited to: risks related to Toncoin and the digital asset industry; the ability of the Company to successfully execute its share repurchase program, its broader capital allocation strategy, and other business initiatives; and other risks and uncertainties set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2024, the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2025, and in the Company’s subsequent filings with the SEC. These forward-looking statements speak only as of the date hereof, and the Company disclaims any obligation to update these forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law.

1 TAV per share is calculated as the sum of the aggregate market price of the Company’s $TON holdings plus the Company’s cash on hand divided by the number of shares of Company common stock and prefunded warrants outstanding, and was calculated as of 7 p.m. ET on September 11, 2025, using the CoinMarketCap price for $TON of $3.19. The Company had 60,808,677 shares of common stock and 1,677,996 pre-funded warrants outstanding as of September 11, 2025.

Media Contact:

ton@sbscomms.com